UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 5, 2009

Cooper Tire & Rubber Company

(Exact name of registrant as specified in its charter)

Delaware	001-04329	344297750
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 Lima Avenue, Findlay, Ohio		45840
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:        419-423-1321

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

We are furnishing our earnings release dated August 5, 2009, that is filed as Exhibit 99.1 as part of this Form 8-K.

Item 7.01 Regulation FD Disclosure

We are furnishing our news release dated August 5, 2009, regarding the issuance of  a quarterly dividend that is filed as Exhibit 99.2 as part of this Form 8-K.

Item 8.01 Other Events

In connection with discontinued operations, Cooper Tire & Rubber Company (the “Company”) incurred a net charge of $35 million for a U.S. tax obligation due to the settlement of a taxation matter for an Advanced Pricing Agreement that was initiated prior to the sale of a former subsidiary.  The resulting cash impact to the Company of the above settlement consists of two parts, a tax obligation in the U.S. of approximately $35 million and a refund of taxes paid in Canada of approximately $70 million.  On August 3, 2009, Cooper-Standard Holdings Inc., the company that acquired the former subsidiary, filed voluntary petitions for reorganization under Chapter 11 of the U.S Bankruptcy Code.  Based upon these facts, the Company does not believe the criteria for recognition of the refund receivable has been met and will not record a receivable until the certainty of realization is assured.  The Company will pursue all options to recover the tax refunds owed to it under the sale agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated August 5, 2009

99.2 Press release dated August 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Tire & Rubber Company

August 5, 2009	By:	/s/Jack Jay McCracken
Name: Jack Jay McCracken
Title: Assistant Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release dated August 5, 2009
99.2	Press release dated August 5, 2009